UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION OF HUNTINGTON BANCSHARES INCORPORATED AND
SKY FINANCIAL GROUP, INC.

The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of Huntington and its subsidiaries and the historical Consolidated Statement of Financial Condition of Sky and its subsidiaries, giving effect to the merger as if it had occurred on March 31, 2007, as an acquisition by Huntington of Sky using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The following Unaudited Pro Forma Condensed Combined Consolidated Statements of Income for the year ended December 31, 2006 and the three months ended March 31, 2007 combine the historical consolidated statements of income of Huntington and its subsidiaries and Sky and its subsidiaries, giving effect to the merger as if the merger had become effective at January 1, 2006 as an acquisition by Huntington of Sky using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited Pro Forma Condensed Combined Consolidated Financial Statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Huntington and its subsidiaries included in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2006 and Huntington’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and the historical financial statements and related notes thereto of Sky and its subsidiaries included in “Item 8. Financial Statements and Supplementary Data” of Sky’s Annual Report on Form 10-K for the year ended December 31, 2006 and “Item 1. Financial Statements” of Sky’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

The historical consolidated statements of income for the year ended December 31, 2006 of Huntington and its subsidiaries and Sky and its subsidiaries include a number of items that impacted the respective results for each company, including:

•	Huntington recorded an $84.5 million reduction to federal income tax provision. As a result of the resolution of a federal income tax audit for the tax years 2002 and 2003, Huntington released previously established tax reserves and recognized a federal tax loss carryback.

•	Huntington utilized the excess capital resulting from the reduction to the federal income tax provision to restructure certain under-performing components of its balance sheet. Management’s actions included the review of $2.1 billion of securities for potential sale, the refinancing of a portion of its FHLB funding, and the sale of certain residential mortgage loans. Huntington recorded $73.3 million of securities losses, $4.4 million of losses on the early extinguishment of debt (recorded in other non-interest expense) and $0.9 million of losses on the sale of mortgage loans (recorded in mortgage banking income).

•	Sky restructured its balance sheet to strengthen its capital ratios, maintain a sound interest rate risk position, and enhance the net interest margin following its acquisitions of Union Federal Bank and Perpetual Savings Bank by selling approximately $0.5 billion of securities and using the proceeds to pay down certain FHLB advances and other borrowings. This balance sheet restructuring resulted in $19.4 million of securities losses and $4.2 million of gains in other income.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition
March 31, 2007
(In thousands)

	Huntington	Sky	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Combined

Assets
Cash and due from banks (See Note 1)	$867,256	$326,448	$(21,213)	$1,172,491
Federal funds sold and securities purchased under resale agreements	701,951	45,132		747,083
Interest bearing deposits in banks	100,416	11,055		111,471
Trading account securities	76,631	—		76,631
Loans held for sale	277,538	17,357		294,895
Investment securities (See Note 3)	3,724,676	3,043,833		6,768,509
Loans and leases (See Note 3)	26,266,747	12,837,735	(108,416)	38,996,066
Allowance for loan and lease losses (See Note 3)	(282,976)	(172,407)	13,416	(441,967)

Net loans and leases	25,983,771	12,665,328	(95,000)	38,554,099

Bank owned life insurance	1,097,986	152,846		1,250,832
Premises and equipment	377,687	204,241		581,928
Goodwill (See Note 3)	569,779	728,355	1,588,718	2,886,852
Other intangible assets (See Note 3)	57,165	70,151	249,849	377,165
Accrued income and other assets (See Note 3)	1,144,443	358,263	(62,394)	1,440,312

Total Assets	$34,979,299	$17,623,009	$1,659,960	$54,262,268

Liabilities and Shareholders’ Equity
Liabilities
Deposits (See Note 3)	$24,585,893	$13,135,452	$5,500	$37,726,845
Short-term borrowings	1,577,732	1,208,182		2,785,914
Federal Home Loan Bank advances & other long-term debt (See Note 3)	3,371,229	814,391	16,000	4,201,620
Subordinated notes (See Note 3)	1,280,870	335,125	350,000	1,965,995
Allowance for unfunded loan commitments and letters of credit	40,540	432		40,972
Deferred federal income tax liability (See Note 3)	396,005	1,130	(96,695)	300,440
Accrued expenses and other liabilities (See Note 3)	675,670	197,665	185,000	1,058,335

Total Liabilities	31,927,939	15,692,377	459,805	48,080,121

Shareholders’ equity
Preferred stock	—	—	—	—
Common stock (See Note 2)	2,563,426	1,463,133	1,667,654	5,694,213
Less treasury stock (See Note 2)	(501,578)	(47,637)	47,637	(501,578)
Accumulated other comprehensive loss (See Note 2)	(59,509)	(23,689)	23,689	(59,509)
Retained earnings (See Note 2)	1,049,021	538,825	(538,825)	1,049,021

Total Shareholders’ Equity	3,051,360	1,930,632	1,200,155	6,182,147

Total Liabilities and Shareholders’ Equity	$34,979,299	$17,623,009	$1,659,960	$54,262,268

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the three months ended March 31, 2007

	Huntington	Sky	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Combined
	(In thousands except per common share)

Interest income
Interest and fee income on loans (See Note 4)	$461,612	$241,492	$5,421	$708,525
Interest and fee income on securities (See Note 4)	61,208	38,935	2,738	102,881
Other interest income	12,129	840		12,969

Total interest income	534,949	281,267	8,159	824,375
Interest expense
Interest expense on deposits (See Note 4)	196,723	106,794	(917)	302,600
Interest expense on borrowings (See Note 4)	82,671	31,707	5,106	119,484

Total interest expense	279,394	138,501	4,189	422,084

Net interest income	255,555	142,766	3,970	402,291
Provision for credit losses	29,406	10,703		40,109

Net interest income after provision for credit losses	226,149	132,063	3,970	362,182

Service charges on deposit accounts	44,793	20,811		65,604
Trust services	25,894	6,935		32,829
Brokerage and insurance income	16,082	18,492		34,574
Bank owned life insurance income	10,851	1,929		12,780
Other service charges and fees	13,208	6,195		19,403
Mortgage banking income	9,351	5,731		15,082
Securities gains	104	565		669
Other income	24,894	8,155		33,049

Total non-interest income	145,177	68,813	—	213,990

Personnel costs	134,639	66,366		201,005
Net occupancy and equipment	38,127	21,319		59,446
Professional and other outside services	28,296	9,220		37,516
Marketing	7,696	4,616		12,312
Telecommunications	4,126	2,291		6,417
Printing and supplies	3,242	1,663		4,905
Amortization of intangibles (See Note 4)	2,520	4,560	9,986	17,066
Other expenses	23,426	12,845		36,271

Total non-interest expense	242,072	122,880	9,986	374,938

Income before income taxes	129,254	77,996	(6,016)	201,234
Provision (benefit) for income taxes	33,528	26,375	(2,106)	57,797

Net income	$95,726	$51,621	$(3,910)	$143,437

Average common shares — basic	235,586	117,291	11,495	364,372
Average common shares — diluted	238,754	118,329	11,596	368,679
Per common share
Net income — basic	$0.41	$0.44		$0.39
Net income — diluted	0.40	0.44		0.39

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Year ended December 31, 2006

	Huntington	Sky	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Combined
	(In thousands except per common share)

Interest income
Interest and fee income on loans (See Note 4)	$1,777,599	$860,699	$21,683	$2,659,981
Interest and fee income on securities (See Note 4)	255,195	151,451	10,950	417,596
Other interest income	37,725	1,341		39,066

Total interest income	2,070,519	1,013,491	32,633	3,116,643

Interest expense
Interest expense on deposits (See Note 4)	717,167	332,938	(3,667)	1,046,438
Interest expense on borrowings (See Note 4)	334,175	139,007	20,425	493,607

Total interest expense	1,051,342	471,945	16,758	1,540,045

Net interest income	1,019,177	541,546	15,875	1,576,598
Provision for credit losses	65,191	36,854		102,045

Net interest income after provision for credit losses	953,986	504,692	15,875	1,474,553

Service charges on deposit accounts	185,713	67,707		253,420
Trust services	89,955	24,279		114,234
Brokerage and insurance income	58,835	67,394		126,229
Bank owned life insurance income	43,775	6,317		50,092
Automobile operating lease income	43,115			43,115
Other service charges and fees	51,354	20,322		71,676
Mortgage banking income	41,491	23,141		64,632
Securities losses	(73,191)	(21,184)		(94,375)
Gains on sales of automobile loans	3,095	—		3,095
Other income	116,927	30,894		147,821

Total non-interest income	561,069	218,870	—	779,939

Personnel costs	541,228	243,281		784,509
Net occupancy and equipment	141,193	72,560		213,753
Professional and other outside services	105,832	36,142		141,974
Marketing	31,728	13,623		45,351
Automobile operating lease expense	31,286	—		31,286
Telecommunications	19,252	8,360		27,612
Printing and supplies	13,864	6,092		19,956
Amortization of intangibles (See Note 4)	9,962	15,803	42,379	68,144
Other expenses	106,649	42,694		149,343

Total non-interest expense	1,000,994	438,555	42,379	1,481,928

Income before income taxes	514,061	285,007	(26,504)	772,564
Provision (benefit) for income taxes	52,840	94,669	(9,276)	138,233

Net income	$461,221	$190,338	$(17,228)	$634,331

Average common shares — basic	236,699	110,107	10,790	357,596
Average common shares — diluted	239,920	110,954	10,873	361,747
Per common share
Net income — basic	$1.95	$1.73		$1.77
Net income — diluted	1.92	1.72		1.75

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements

Note 1.	Basis of Presentation

The merger will be accounted for as an acquisition by Huntington of Sky using the purchase method of accounting and, accordingly, the assets and liabilities of Sky will be recorded at their respective fair values on the date the merger is completed. The merger will be effected by the issuance of Huntington common stock to Sky shareholders. Each share of Sky common stock will be exchanged for 1.098 shares of Huntington common stock plus cash consideration of $3.023. The shares of Huntington common stock issued to effect the merger will be recorded at $23.85 per share. This amount was determined by averaging the closing price of shares of Huntington common stock over a five-day period beginning two days before the date the merger was announced and ending two days after the date the merger was announced.

The pro forma financial information includes estimated adjustments to record assets and liabilities of Sky at their respective fair values, to reflect the issuance of shares to effect the merger, the payment of $356 million in cash consideration, and the payment of $15 million in acquisition costs. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. The impact to net cash, as a result of the acquisition, is as follows (in thousands):

Impact to net cash
Proceeds from issuance of debt	$350,000
Cash consideration (See Note 3)	(356,213)
Direct acquisition costs	(15,000)

Net adjustment to cash	$(21,213)

The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of Sky’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Changes in the fair value of the net assets of Sky as of the date of the merger will change the amount of purchase price allocable to excess purchase price. The further refinement of direct acquisition costs will change the amount of excess purchase price (goodwill) recorded. In addition, changes in Sky’s shareholders’ equity, including net income between April 1, 2007 and the date of the merger, will also change the amount of excess purchase price recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The pro forma financial information for the merger is included only as of March 31, 2007, for the three months ended March 31, 2007 and for the year ended December 31, 2006. The unaudited pro forma information is not necessarily indicative of the results of income or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

Certain reclassifications have been made to the balance sheet and income statement of Sky to conform with Huntington’s presentation.

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

Note 2.	Adjustments to Equity

The pro forma financial information reflects the issuance of 129,382,004 shares of Huntington common stock on March 31, 2007, and aggregate cash consideration of $356 million. The table below provides the calculation of the number of shares to be issued:

Sky shares outstanding	117,834,248
Exchange ratio	× 1.098

Huntington shares to be issued	129,382,004

The pro forma financial information includes adjustments to shareholders’ equity for the elimination of Sky’s accumulated other comprehensive loss of $23.7 million, the retirement of Sky treasury stock of $47.6 million and the elimination of Sky’s retained earnings of $538.8 million. All of these amounts have been reclassified into common stock. In addition to these equity adjustments, $45.0 million was included in the purchase price for the estimated fair value of all unexercised Sky stock options assumed upon the merger. The $45.0 million is a preliminary estimate based on the fair value of the Huntington stock options that will be issued. The final estimate of fair value of the Sky stock options will be based on the Black-Scholes option model.

The following table provides a summary of pro forma adjustments to shareholders’ equity (dollars in thousands, except per share amount):

Common stock adjustment
Shares of Huntington common stock issued	129,382,004
Valuation price of Huntington shares	× $23.85

Increase due to issuance of shares	$3,085,761
Less: Sky common stock	(1,463,133)

Common stock adjustment	1,622,628
Adjustment for the estimated fair value of Sky stock options	45,026

Pro forma adjustment to common stock	1,667,654
Retire Sky treasury stock	47,637
Eliminate Sky retained earnings	(538,825)
Eliminate Sky accumulated other comprehensive loss	23,689

Total pro forma adjustment to Huntington stockholders’ equity	$1,200,155

Note 3.	Purchase Accounting Adjustments

The purchase accounting adjustments included in the pro forma statement of financial condition include a reduction of $108 million to loans and increases to interest-bearing deposits and long-term borrowings of $5.5 million and $16 million, respectively. These adjustments are based on preliminary valuations performed as of March 31, 2007. The adjustments recorded for these assets and liabilities on the merger date could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities. An analysis to determine the purchase accounting adjustment to Sky’s property and equipment has not yet been completed. Upon completion of this analysis, adjustments may be recorded which will affect the purchase price allocation.

The purchase accounting adjustments include an intangible asset increase of $250 million. The adjustment includes the establishment of a core deposit intangible asset of $200 million, relationship intangibles of $100 million and a trust intangible of $20 million, less Sky’s recorded intangible assets

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

of $70 million. The estimated core deposit intangible asset was calculated by applying a premium of 2.0% to Sky’s core deposits of $10.0 billion. The amortization of the intangible assets in the pro forma statements of income is assumed to be over a ten-year period using an accelerated method. An analysis to determine if other identifiable intangible assets exist has not yet been completed. Upon completion of this analysis, additional intangible assets may be recorded which will affect the purchase price allocation.

The pro forma statement of financial condition includes an estimated $185 million increase to accrued expenses and other liabilities to reflect the amounts allocated to liabilities expected to be assumed in the acquisition. The estimated liabilities assumed in the merger consist of personnel-related costs which include involuntary termination benefits for Sky’s employees severed in connection with the merger, costs to cancel contracts that will provide no future benefit to the combined company, occupancy costs related to lease cancellation penalties for space vacated in connection with the merger and investment banker and legal fees incurred in connection with the transaction. The $185 million pro forma adjustment is included in other liabilities and relates only to costs associated with Sky.

The pro forma financial statements also include a net reduction to deferred federal income tax liability of $96.7 million. This adjustment is made to eliminate the deferred tax impact of $24.6 million related to the write-off of Sky’s intangible assets in the merger, to establish a net deferred tax liability of $15.2 million, which is based on 35% of all purchase accounting adjustments to assets and liabilities, including newly recognized identifiable intangible assets (with the exception of excess purchase price) and to reclass Sky’s $87.4 million net deferred tax asset against Huntington’s net deferred tax liability.

In addition, the pro forma statement of financial condition includes the following items:

•	The issuance by Huntington of $350 million in new debt. This new debt will fund the $356 million cash portion of the merger consideration. This cash portion must be paid by Huntington’s holding company, which is prohibited by banking regulations from funding this cash portion from the cash held by its bank subsidiary. The new debt is expected to qualify as regulatory capital.

•	An estimated $13.4 million reduction to allowance for loan losses, which represents the estimated impact of Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”), on this transaction.

•	An estimated $25.0 million increase to other assets to adjust Sky’s carrying value of its mortgage servicing rights (MSRs) to fair value.

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements (dollars in thousands):

Purchase price
Huntington shares to be issued	129,382,004
Valuation price of Huntington shares	× $23.85

Fair value of Huntington shares to be issued		$3,085,761
Sky shares outstanding:	117,834,248
Cash to be paid per Sky share	× $3.023

Cash consideration		356,213
Estimated fair value of Huntington stock options to be issued for Sky options		45,026
Direct acquisition costs		15,000

Total consideration		3,502,000
Net tangible assets acquired
Sky’s stockholders’ equity	$1,930,632
Sky’s goodwill	(728,355)
Sky’s other intangibles	(70,151)
Deferred tax liability for Sky’s other intangibles	24,553

		(1,156,679)

Excess of net purchase price over carrying value of net tangible assets acquired		2,345,321
Estimated adjustments to reflect fair values of acquired assets and liabilities
Reduction of loans and leases to adjust to fair value		108,416
Reduction to the allowance for loan losses for acquired impaired loans		(13,416)
Estimated core deposit intangible	$200,000
Estimated relationship intangible	100,000
Estimated trust intangible	20,000

Total acquired intangible assets		(320,000)
Liabilities assumed for merger-related costs		185,000
Increase to interest-bearing deposits to adjust to fair value		5,500
Increase to FHLB and other borrowings to adjust to fair value		16,000
Mortgage servicing rights		(24,959)
Deferred income taxes
Increase in temporary differences	$43,459
Income tax rate	× 35%

Impact of deferred taxes		15,211

Goodwill as a result of the merger		2,317,073
Less: goodwill recorded by Sky to be written off in the merger		(728,355)

Pro forma adjustment for goodwill		$1,588,718

Note 4.	Pro Forma Statements of Income

The pro forma condensed combined consolidated statements of income for the three months ended March 31, 2007 and for the year ended December 31, 2006 include adjustments for the amortization of the estimated identifiable intangible assets, the estimated accretion of the unrealized loss on Sky’s securities, the estimated amortization or accretion of purchase accounting adjustments

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

made to loans, interest-bearing deposits, long-term borrowings and the related tax effect of all the adjustments. The amortization or accretion of the purchase accounting adjustments made to securities, loans, interest-bearing deposits, and long-term borrowings was estimated based on the weighted average maturities, using a straight-line method of recognition. The actual amortization or accretion of the purchase accounting adjustments will use the interest method for recognition. An analysis to determine the purchase accounting adjustment to Sky’s premises and equipment has not yet been completed. The amortization of identifiable intangible assets was estimated using a 10-year, sum-of-the-years digits method. Using this method, amortization is expected to be $58.2 million in the first year, $52.4 million in the second year, $46.5 million in the third year, $40.7 million in the fourth year, $34.9 million in the fifth year, and $87.3 million thereafter. The adjustments for pro forma amortization expense include $58.2 million of new amortization expense ($14.5 million for the three months ended March 31, 2007), less Sky’s historical amortization expense of $15.8 million ($4.6 million for the three months ended March 31, 2007).

The estimated restructuring and merger-related expenses discussed in Note 5 are not included in the pro forma statements of income since they will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

Additionally, Huntington currently estimates that it will realize approximately $115 million in annual cost savings following the merger, which Huntington expects to be phased in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the pro forma financial information.

The impact of conforming Sky’s accounting policy to account for mortgage servicing rights at fair value has not been included in the pro forma financial results as the impact on the income statement is not material.

Huntington anticipates issuing approximately $350 million in new debt in connection with the merger. This new debt is expected to qualify as bank regulatory capital and, therefore, we have assumed an interest rate of 6.75% for this new debt, resulting in an increase to annual interest expense of $23.6 million, or $5.9 million quarterly. The actual rate applicable to such debt will depend on the market conditions at the time that this debt is issued. It is anticipated that interest expense would be impacted by $0.4 million for each one-eighth of a percent that the actual interest cost of the debt differs from 6.75%.

The adjustments reflected in the pro forma condensed combined consolidated statements of income are presented in the table below (in thousands):

		Estimated	Estimated	Estimated
	Estimated	Weighted	Annual	Quarterly
	Adjustment for	Average Life	Increase	Increase
	Fair Value	(in years)	to Income	to Income

Accretion/amortization of fair value adjustments
Loans	$108,416	5.0	$21,683	$5,421
Securities	32,850	3.0	10,950	2,738
Deposits	5,500	1.5	3,667	917
Borrowings	16,000	5.0	3,200	800

Total accretion/amortization of fair value adjustments			$39,500	$9,876

HUNTINGTON BANCSHARES INCORPORATED AND SKY FINANCIAL GROUP, INC.

Notes To Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements — (Continued)

	Quarterly	Annual
	Increase/	Increase/
	(Decrease)	(Decrease)
	to Income	to Income

Total accretion/amortization of fair value adjustments	$9,876	$39,500
Interest expense on new long-term borrowings	(5,906)	(23,625)
Amortization of intangibles	(14,546)	(58,182)
Eliminate amortization of Sky’s existing intangibles	4,560	15,803

Reduction in income before income taxes	(6,016)	(26,504)
Income tax rate	× 35%	×35%

Provision (benefit) for income taxes	(2,106)	(9,276)

Reduction in net income	$(3,910)	$(17,228)

Note 5.	Merger Costs

In connection with the merger, Huntington and Sky have begun to further develop their preliminary plans to consolidate the operations of Huntington and Sky. Over the next several months, the specific details of these plans will be refined. Huntington and Sky are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies or where it may be beneficial or necessary to convert to one system.

Certain decisions arising from these assessments may involve, among other things, involuntary termination of Sky’s employees, vacating Sky’s leased premises, terminating contracts between Sky and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Sky. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to excess purchase price. It is expected that all such costs will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans. It is anticipated that the total merger costs will approximate $185 million. The pro forma condensed combined consolidated statement of financial condition includes an increase in liabilities of $185 million to reflect all of the merger costs as liabilities assumed in the merger. See Note 3 for additional discussion.

In addition to decisions regarding Sky’s employees and activities, certain decisions may be made to, among other things, involuntarily terminate Huntington employees, vacate Huntington leased premises, cancel contracts and sell or otherwise dispose of certain premises, furniture and equipment owned by Huntington. These exit and disposal costs would be recorded in accordance with Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in the results of income of the combined company in the period incurred. Huntington also expects to incur merger-related expenses in the process of combining the operations of the two companies. These merger-related expenses include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others. It is expected that the exit and disposal costs, along with the merger-related costs, will be incurred over a two-year period after completion of the merger. We have not estimated these restructuring and merger-related expenses and have not included an estimate for these in the pro forma statement of income since these costs will be recorded in the combined results of income as they are incurred after completion of the merger and are not indicative of what the historical results of Huntington would have been had Huntington and Sky actually been combined during the periods presented.